Exhibit (d)(5)

March 5, 2010
The Boeing Company
100 North Riverside
Chicago, Illinois 60606

Attention:	Joseph Lower Vice President, Corporate and Strategic Development
Confidentiality Agreement
Ladies and Gentlemen:
In connection with your consideration of a possible transaction (the “Transaction”) involving Argon ST, Inc., or certain of its affiliates, subsidiaries, assets and/or business divisions (collectively, the “Company”), you have requested information. In consideration of, and as a condition to, your being furnished with such information and any other Evaluation Material (as defined below), The Boeing Company (“you”) and the Company hereby agree as set forth herein. As used in this letter agreement (this “Agreement”), the term “Evaluation Material” means all information furnished to you in connection with the Transaction by the Company or any of its Representatives (as defined below), irrespective of form or medium of communication, whether prepared by the Company, its Representatives or otherwise and whether furnished before or after the date of this Agreement, together with any and all analyses, compilations, summaries, forecasts, studies or other materials prepared by you or your Representatives to the extent they contain, are based on or otherwise incorporate, in whole or part, such information. The term “Representatives” means, as to any person, such person’s affiliates and its and their respective directors, officers, employees, advisors, agents, representatives or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)).
Use of Evaluation Materials
You and your Representatives (i) will use the Evaluation Material solely for the purpose of evaluating, negotiating and/or facilitating a possible Transaction with the Company involving you or your affiliates and (ii) will keep the Evaluation Material strictly confidential and (except as required by applicable law, regulation or legal process, or as otherwise permitted in compliance with the paragraph titled “Compelled Disclosure” below) will not, without the Company’s prior written consent, disclose any information in the Evaluation Material to any person, except that the Evaluation Material (or portions thereof) may be disclosed to those of your Representatives who need to know such information solely for the purpose of evaluating, negotiating and/or facilitating a possible Transaction with the Company (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and the terms of this Agreement and will agree to keep this information confidential). You agree to be responsible for any breach of this Agreement, as between yourself and the Company, by your Representatives (including, without limitation, any actions or inactions by your Representatives that would constitute a breach if such Representatives were original signatories hereto).
The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure

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by you or your Representatives in breach of this Agreement) or (ii) was or becomes available to you on a non-confidential basis from a person otherwise bound by a confidentiality agreement with the Company or its Representatives or prohibited from transmitting the information to you by law, contractual obligation, fiduciary duty or otherwise, or (iii) was independently developed by you or your Representative without the benefit of the confidential information disclosed hereunder and without breaching this Agreement. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership, association or individual.
You agree that the Evaluation Material is and shall remain the property of the Company or its subsidiaries and affiliates, as applicable, and that neither the Company nor any of its Representatives, subsidiaries or affiliates has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by or on behalf of the Company.
Non-Disclosure
Except as required by applicable law, regulation or legal process, or otherwise permitted in compliance with the paragraph titled “Compelled Disclosure” below, neither you, nor any of your respective Representatives will, without the Company’s prior written consent, disclose to any person either the fact that discussions or negotiations have taken or may take place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof, the existence and terms of this Agreement and the fact that the Evaluation Material has been made available to you. Without limitation of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter in any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to an agreement, arrangement or understanding, with any person regarding participation in the Transaction as a principal, co-investor or source of equity financing. For the avoidance of doubt, the term “Representatives” as applied to you shall not include any such potential principal, co-investor or source of equity financing. Neither the Company nor its Representatives will disclose to any person not assisting them in evaluations of potential transactions either the fact that discussions or negotiations have taken or may take place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof, your identity, the existence and terms of this Agreement and the fact that the Evaluation Material has been made available to you, without your prior consent, except as may be required by law or by rules of an applicable securities exchange. The Company, as between itself and you, agrees to be responsible for any breach of this Agreement by its Representatives.
Compelled Disclosure
In the event that you are required to disclose all or any part of the information contained in the Evaluation Material pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process, you will to the extent permitted by law and such court, body or process (i) notify the Company promptly of the existence, terms and circumstances surrounding such requirement, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such requirement, (iii) if

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disclosure of any such information is required, disclose only that portion of the information which, upon written advice of your legal counsel, you are legally required to disclose (but only if the Company either chooses not to seek protection or does not obtain such protection by the time such disclosure is required) and (iv) exercise, at the Company’s expense, your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such information. In any event, you will reasonably cooperate with the Company (at its expense), and will not oppose action by the Company, to obtain such a protective order or other assurance. Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit you from using or disclosing Evaluation Material in any action or proceeding where it is necessary to so disclose in order for you to enforce rights or assert defenses you may have against the Company, and in such case, any disclosure will be made only pursuant to a protective order, unless (a) the Company does not seek such order or (b) the court refuses to grant such order.
Non-Solicitation of Employees
Until the earlier of the consummation by you of a Transaction or two years from the date of this Agreement, you will cause the Defense, Space & Security business unit of The Boeing Company (“BDS”), and those of your officers and employees who receive Evaluation Material, not to solicit for employment, directly or indirectly, any employee of the Company or any of its subsidiaries with whom BDS or such officers or employees has had contact or who became known to BDS or such officers or employees in connection with their consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from hiring any such person (i) who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from BDS or your officers or employees who receive Evaluation Material, (ii) whose employment with the Company was terminated or (iii) who responds to any general public solicitation (such as advertisement) placed by you. Notwithstanding the foregoing, any solicitation or recruitment of any employee of the Company by you that was initiated on or before the date of this Agreement shall not be subject to this paragraph.
Standstill
For a period of 12 months from the date of this Agreement, you will not, directly or indirectly, and you will cause any affiliate to whom you have provided Evaluation Material not to, without the prior written consent of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or securities or property of any of its affiliates if such securities or property is related to the Company, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving the Company or any of its affiliates, where such arrangement would affect the Company, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or Company voting securities of any of its affiliates, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company or Company voting securities of any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of

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Directors or policies of the Company or otherwise seek the removal of any director or the election or appointment of any director, (vi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Company (or Company Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which would be reasonably likely to require the Company to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, the Transaction or (z) communicate with the Company’s shareholders regarding any of the matters described in the foregoing clauses (i)-(vii). The restrictions in this paragraph shall terminate immediately following the date on which a third party, without the consent of the Company’s Board of Directors, (A) commences a tender offer (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended) for at least a majority of the outstanding common stock of the Company or (B) commences a solicitation of proxies or written consents with respect to the election of any director of the Company. If the Company waives any standstill provision in an agreement with another party relating to a transaction similar to the Transaction, which results in the other party obtaining a more favorable standstill position than you, then immediately upon such waiver the provisions in this paragraph shall be automatically waived by the Company to the same extent. The foregoing provisions of this paragraph shall not prevent you from making non-public proposals to the Company with respect to a possible Transaction through the Company’s Board of Directors, the Chairman of the Board, the Chief Executive Officer, or any other officer of the Company authorized to accept and discuss such proposals.
Prohibition on Trading
In addition, you hereby acknowledge that you are aware, and that you will advise your Representatives who receive the Evaluation Material, that the United States securities laws restrict the ability of any person who has received from an issuer material, non-public information of such issuer to purchase or sell securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of your Representatives) is likely to purchase or sell such securities.
Destruction of Documents
If you determine that you do not wish to proceed with the Transaction or your evaluation thereof, you will promptly advise the Company and Stone Key in writing of that decision. In that case, or in the event that (i) a Transaction is not consummated by you or (ii) at any time the Company so requests, you will promptly destroy all written Evaluation Material in your possession or in the possession of any of your Representatives (such destruction to be certified by you); provided that (i) you and your Representatives shall not be required to eliminate information from archived computer system backups or similar storage in accordance with established policies (“Archival Copies”) and (ii) you and your Representatives shall be entitled to retain one copy each, in counsel’s and auditor’s offices, of Evaluation Materials (“Retained Materials”) in order to comply with law and regulation. The obligations with respect to confidentiality and use shall continue to apply to Archival Copies and Retained Materials for so long as the Archival Copies have not been eliminated and the Retained Materials have not been destroyed, respectively.

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Notwithstanding the destruction of the Evaluation Material, you agree that you and your Representatives shall continue to be bound by your obligations under this Agreement.
No Unauthorized Contact
Unless otherwise agreed by the Company, all (i) communications regarding any possible Transaction, (ii) requests for additional information in connection with the Transaction or Evaluation Material, (iii) requests for facility tours or management meetings in connection with the Transaction, and (iv) discussions or questions regarding procedures for the Transaction, will be submitted or directed to Stone Key Partners LLC.
Maintaining Privileges
If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that you and the Company have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of each party to this Agreement that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided to you that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
No Obligation, Representation or Warranty
This Agreement does not constitute or create any obligation of the Company or its Representatives to provide any Evaluation Material or other information to you, but merely defines the duties and obligations of you and your Representatives with respect to the Evaluation Material to the extent it may be disclosed or made available. Under no circumstances will the Company or any of its Representatives be obligated to disclose or make available any information, including, without limitation, any Evaluation Material, which the Company in its sole and absolute discretion determines not to disclose. You understand and acknowledge that, except as set forth in a definitive agreement between you and the Company, none of the Company, Stone Key nor any of our respective Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by or on behalf of the Company. Except as provided in a definitive agreement between you and the Company, neither the Company, Stone Key nor any of our respective Representatives shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.
Each party agrees that unless and until a final definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of (x) this Agreement or (y) any written or oral expression or communication with respect to such a Transaction by either party or any of its Representatives except, in the case of this Agreement, for the matters specifically agreed to herein. You further acknowledge and agree that (i) the Company shall be free to conduct the process for a

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Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other person and entering into a definitive agreement without prior notice to you or any other person); (ii) any of the procedures relating to a Transaction may be changed at any time without notice to you or any other person; (iii) the Company shall have the right to reject or accept any potential proposal, offer or participant therein, for any or no reason whatsoever, in its sole discretion; and (iv) neither you nor your Representatives shall have any claim whatsoever against the Company or its Representatives for (A) the Company conducting the process for a Transaction in its sole discretion, (B) the Company changing the procedures for a Transaction at any time without notice to you, or (C) the Company accepting or rejecting a potential proposal, offer or participant for any or no reason.
Acting as Principal
You represent and warrant that you are acting as a principal in the Transaction.
Legal Remedy
Each party acknowledges that money damages and remedies at law will be inadequate to protect the other party against any actual or threatened breach of this Agreement by such party or by its Representatives and, without prejudice to any rights and remedies otherwise available to the other party, each party agrees to the granting of specific performance, injunctive relief and other equitable remedies in the other party’s favor without proof of actual damages, and each party further agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.
Governing Law
The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. You irrevocably (i) submit to the jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each a “Proceeding”), (ii) agree that all claims in respect of any Proceeding may be heard and determined in any such court, and (iii) waive, to the fullest extent permitted by law, any immunity you have acquired, or hereafter may acquire, from jurisdiction of any such court or from any legal process therein, and (iv) agree not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum.
No Waiver
No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.
Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Neither party may assign this Agreement or any part thereof without the consent of the other party, and any purported assignment without consent shall be

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null and void. This Agreement does not confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted assigns.
Severability
If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provisions hereof is invalid or unenforceable, (i) the remaining terms and provision hereof shall be unimpaired and shall remain in full force and effect to the fullest extent permitted by applicable law and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the parties with respect to such invalid or unenforceable term or provision.
Entire Agreement
This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Company and you expressly so modifying or waiving such Agreement.
Counterparts
For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail or facsimile transmission shall constitute valid and sufficient delivery thereof.
Term
All obligations of the parties under this Agreement shall terminate on the earlier of (i) the two-year anniversary of this Agreement or (ii) the execution and delivery of a definitive agreement between you and the Company with respect to a Transaction, except for any obligations of confidentiality and use herein which by their terms expressly survive the expiration of this Agreement.

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This Agreement is being delivered to you in duplicate. Please execute and return one copy of this letter which will constitute our agreement with respect to the subject matter of this Agreement.

Very truly yours, ARGON ST, INC.
By:	/s/ Terry L. Collins
Terry L. Collins
Chief Executive Officer

ACCEPTED AND AGREED TO
this 5th day of March 2010
THE BOEING COMPANY

By:	/s/ John M. Meersman
John M. Meersman
Senior Director, Corporate Development